Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	February 22, 2020

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the fourth quarter and full year of 2019 and 2018 are summarized in the following paragraphs. However, we urge investors and reporters to read our 2019 Annual Report, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the fourth quarter and full year of 2019 and 2018 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2019	2018	2019	2018
Net earnings (loss) attributable to Berkshire shareholders	$29,159	$(25,392)	$81,417	$4,021

Net earnings (loss) includes:
Investment and derivative gains (losses) –
Investments (1)	$24,527	$(27,613)	$56,272	$(17,500)
Derivatives	212	(476)	1,173	(237)
Impairment of intangible assets (2)	–	(3,023)	–	(3,023)
Operating earnings	4,420	5,720	23,972	24,781

Net earnings (loss) attributable to Berkshire shareholders	$29,159	$(25,392)	$81,417	$4,021

Net earnings per average equivalent Class A Share	$17,909	$(15,467)	$49,828	$2,446
Net earnings per average equivalent Class B Share	$11.94	$(10.31)	$33.22	$1.63
Average equivalent Class A shares outstanding	1,628,138	1,641,648	1,633,946	1,643,795
Average equivalent Class B shares outstanding	2,442,207,505	2,462,471,575	2,450,919,020	2,465,692,368

(1)

Due to a change in Generally Accepted Accounting Principles (“GAAP”) in 2018, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2019 include gains of approximately $23.6 billion in the fourth quarter and approximately $53.7 billion for the full year and in 2018 include losses of approximately $28.1 billion in the fourth quarter and approximately $20.6 billion for the full year due to changes during the fourth quarter and for the full year in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses also include after-tax realized gains on sales of investments of approximately $1.0 billion and $0.8 billion during the fourth quarters of 2019 and 2018, respectively, and gains of approximately $2.6 billion and $3.1 billion for the full year of 2019 and 2018, respectively.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

(2)	Attributable primarily to Berkshire’s equity interest in Kraft Heinz. The comparable amount in 2019 is approximately $435 million and it is included in operating earnings.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2019	2018	2019	2018
Insurance-underwriting	$(857)	$(225)	$325	$1,566
Insurance-investment income	1,443	1,161	5,530	4,554
Railroad, utilities and energy	1,874	1,736	8,321	7,840
Other businesses	2,230	2,339	9,372	9,364
Other	(270)	709	424	1,457

Operating earnings	$4,420	$5,720	$23,972	$24,781

At December 31, 2019, insurance float (the net liabilities we assume under insurance contracts) was approximately $129 billion at December 31, 2019, an increase of $6 billion since yearend 2018.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400